AGREEMENT AND MUTUAL RELEASE OF CLAIMS

WHEREAS Envirometrics Products Company, a corporation organized under the laws of the State of South Carolina (hereafter the "Company") desires to sever its employer-employee relationship with Thomas A. Wilkie and Cameron R. Stephens (hereafter ")Wilkie and Stephens") and,

WHEREAS The Company and Wilkie and Stephens wish to resolve the "Employment, Royalty and Non-Disclosure Agreement" dated May 15, 1996 in an amicable and mutually acceptable manner.

THEREFORE, in consideration of the mutual promises and undertakings contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Wilkie and Stephens and the Company agree as follows:

Neither Wilkie nor Stephens have any obligation whatsoever to the Company after this date under their contracts with the Company each being entitled "Employment, Royalty and Non-Disclosure Agreement" dated May 15, 1996, and any and all obligation of Wilkie and Stephens to the Company ceases with the signing by all parties of this agreement, including any and all obligations, express or implied arising from, under or through statutory or common law. The parties agree that these contracts are void with the date of signing of this agreement.

All obligations of the Company to either Wilkie or Stephens as defined in the "Employment, Royalty and Non-Disclosure Agreement" except as provided below cease as of the dated of the signing by Wilkie and Stephens of this agreement.

The Company agrees to provide to Wilkie and Stephens, each, the following consideration:

Salary paid through September 30, 1997 or a later date if additional time is required to fill pending ACT CARD orders, but no later than October 31, 1997,

Health insurance and other company benefits paid through September 30, 1997 or a later date if additional time is required to fill pending ACT CARD orders, but no later than October 31, 1997,

Options, fifty vested at issuance and without conditions to be issued no later than thirty (30) days after the signing date of this agreement, to purchase fifty thousand (50,000) shares of Envirometrics Inc. common stock at an exercise or strike price of $0.25 U.S. per share,

Option to purchase all things, laboratory equipment and supplies located at the Company's facility at 10 I 8-E Morrisville Pkwy, Morrisville, N.C. except those materials specific to the production of ACT monitoring cards for the sum of $
10.00 U. S. and copies of the formulary necessary to produce ACT cards for sulfur dioxide, carbon monoxide, methyl-ethyl ketone, ethylene oxide, nitrogen dioxide and arsine.

1. Mutual General Release. The parties agree that, in exchange for the mutual consideration provided in this Agreement, the adequacy of which is hereby acknowledged by both parties:

a. Wilkie and Stephens, by their signatures below, on behalf of themselves, their heirs, successors and assigns, hereby covenant and agree not to bring any lawsuit against the Company and fifty release and forever discharge the Company and its affiliated and subsidiary entities, legal representatives, successors, assigns, agents, directors, officers and employees, from any and all actions, claims, and liabilities of whatsoever kind or character, in law or in equity, now known or unknown, suspected or unsuspected, arising on or before the date of the execution of this Agreement that they have or ever had or may now have against the Company, including, without Nations and all claims directly or indirectly related to or arising out of their employment by the Company or the severing of that employment and including, without Stations any and all claims for breach of employment contract or any other claim arising under any state or federal statutory or common law.

b. The Company, through the signature of its authorized representative below, on behalf of itself, its affiliated and subsidiary entities, legal representatives, successors, assigns, agents, directors, officers and employees, hereby covenants and agrees not to bring any lawsuit against either Wilkie or Stephens, jointly or severally, and fully releases and forever discharges Wilkie and Stephens, their heirs, successors and assigns, from any and all actions, claims and liabilities of whatsoever kind or character, in law or in equity, now known or unknown, suspected or unsuspected, arising on or after the date of the execution of this Agreement that it has ever had or may ever have against them or any of them, including without Stations any and all claims directly or indirectly related to or arising out of its employment of Wilkie and/or Stephens, and including, without limitation any and all claims for breach of employment contract or any other claim arising under any state or federal statutory or common law.

2. Governing Law. The parties agree that this Agreement win be construed and governed by the laws of the State of North Carolina without regard to principles of conflicts of law.

3. Modifications. This Agreement constitutes the entire understanding of the parties and supersedes any and all previous agreements, written or otherwise, between the parties, including but not limited to the employment contracts referred to herein. The Parties agree that this Agreement will not be rescinded or modified except in writing signed by the parties choosing to be so bound.

4. Voluntary Agreement. Wilkie, Stephens and the Company expressly affirm that they have read and fully understand the Agreement and Release, and they have had the opportunity to consult with counsel of their own choosing to have the terms of the Agreement and Release explained to them and to receive advice concerning their legal rights. Both parties expressly represent that, in executing this Agreement and Release, they are not executing it in reliance upon any promises, representations or inducements other than those contained in the Agreement and Release, that they understand that they are giving up legal rights by signing this Agreement and Release, and that they are executing it voluntarily, free of any duress or coercion, and upon due deliberation.

We have read, accept and agree to the terms and conditions of the above Agreement and Release.







B y:
President, Envirometrics Products Company

Thomas A. Wilkie

Date:  10/20/97



Cameron R. Stephens                Attest:

Date:  10/20/97                    Date: